Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:     Anna E. Torma
(512) 433-5312

FORESTAR TERMINATES SHAREHOLDER RIGHTS PLAN

AUSTIN, TEXAS, March 13, 2015 - Forestar Group Inc. (“Forestar” or the “Company”) (NYSE: FOR) today announced that its Board of Directors has approved the termination of its Shareholder Rights Plan adopted in December 2007, advancing its expiration date from December 11, 2017 to March 13, 2015. Effective at 5:00 p.m. Eastern Time on March 13, 2015, the Shareholder Rights Plan and the associated rights will expire and will be of no further force or effect. Forestar shareholders do not have to take any action as a result of this termination.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, oil and gas and other natural resources. At year-end 2014, the real estate segment owns directly or through ventures almost 113,000 acres of real estate located in ten states and 13 markets in the U.S. The real estate segment has 11 real estate projects representing over 24,400 acres currently in the entitlement process. In addition, the real estate segment includes 75 entitled, developed and under development projects in eight states and 13 markets encompassing over 11,200 acres, comprised of over 18,300 planned residential lots and almost 2,000 commercial acres. The oil and gas segment includes approximately 960,000 net acres of oil and gas mineral interests, with approximately 590,000 acres of fee ownership located principally in Texas, Louisiana, Georgia, and Alabama and 370,000 net acres of leasehold interests principally located in Nebraska, Oklahoma, Kansas, Texas and North Dakota. These leasehold interests include over 9,000 net mineral acres in the core of the prolific Bakken and Three Forks formations. The other natural resources segment includes sale of wood fiber and management of our recreational leases, and approximately 1.5 million acres of groundwater resources, including a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; changes in commodity prices; opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.